Exhibit 23-a

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated March 25, 2011 pertaining to the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan and the BellSouth Savings and Security Plan,  all Plans of AT&T Inc. (AT&T), for the registration of 100,000,000 shares of its common stock,  of our reports (a) dated February 28, 2011, with respect to the consolidated financial statements of AT&T, and the effectiveness of internal control over financial reporting of AT&T, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2010 and the financial statement schedule of AT&T included therein, and (b) dated June 25, 2010, with respect to the financial statements and schedules of the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan and the BellSouth Savings and Security Plan included in the Plans’ Annual Reports (Forms 11-K), for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

By:           /s/  Ernst & Young LLP

Dallas, Texas
March 24, 2011